Exhibit 10.1
SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT
     THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Second Amendment”) is made as of the 29th day of July 2005, by and among STYLES MEDIA GROUP, LLC, a Florida limited liability company (“Purchaser”), SPANISH BROADCASTING SYSTEM SOUTHWEST, INC., a Delaware corporation (“Seller”), and SPANISH BROADCASTING SYSTEM, INC., a Delaware corporation (“SBS”).
     WHEREAS, Purchaser and Seller are party to the Asset Purchase Agreement (the “Agreement”), dated as of the 17th day of August, 2004, which was amended by an Amendment to Asset Purchase Agreement on March 30, 2005 (“1st Amendment”), which provides for the sale by Seller to Purchaser of certain radio station properties and assets as provided under the Agreement, and a Time Brokerage Agreement (“TBA”) of even date therewith;
     WHEREAS, the Agreement provides for a Closing Date of July 31, 2005 (“Closing Date”);
     WHEREAS, Purchaser and Seller wish to extend the Closing Date.
     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreement herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND REFERENCES
     Capitalized terms used herein without definition shall have the respective meanings assigned thereto in the Agreement. All references and rules of interpretation set forth in the Agreement are incorporated herein by reference.
ARTICLE II
ADDITIONAL PAYMENT; EXTENSION OF CLOSING DATE
     2.1 Additional Payment. As partial consideration for the execution and delivery of this Second Amendment by Seller, on the date hereof, Purchaser shall transfer to Seller immediately available funds in the amount of fifteen million U.S. dollars (U.S. $15,000,000) (the “Additional Payment”) by one or more bank wires to the account identified on Schedule A hereto on July 29, 2005. The license renewal for Stations must be filed on or before August 1, 2005. Within two (2) business days following the grant by the Federal Communications Commission of the license renewal for each of said Stations (“Renewal Grant”) Purchaser shall transfer to Seller immediately available funds in the amount of twenty million U.S. dollars (U.S. $20,000,000) by one or more bank wires to the account identified on Schedule A hereto. Concurrent with the wiring of the $15,000,000 set forth above, Purchaser shall also cause to be transferred by one or more bank wires to the account identified on Schedule A hereto on July 29, 2005 the amount of Four Hundred Thousand Dollars ($400,000.00) representing past due TBA payments for June and July, 2005 (the “Second Additional Payment”). Notwithstanding any other provision of this Second Amendment or the Agreement, if the Additional Payment or the Second Additional

Payment is not paid in accordance with the previous sentence, this Second Amendment shall become null and void and shall be treated by all parties hereto as if it had not been executed or delivered by any such party. If the Closing occurs, the Additional Payment together with the Deposit previously disbursed to Seller, including the $14,000,000 Additional Payment under the 1st Amendment, shall be credited against the Purchase Price. If the Closing fails to occur by the Closing Date, as modified herein, for any reason and except as provided in the Agreement (as amended hereby), Seller may retain the Deposit and Additional Payment and the Agreement shall terminate without any further action.
     2.2 Extension of Closing Date; Filings.
     Notwithstanding the provisions of Section 3.3 of the Agreement and Section 2.2 of the 1st Amendment, subject to satisfaction of the conditions precedent set forth in Article 8 and Article 9 of the Agreement, Seller and Purchaser agree that the Closing Date shall take place on a date that is designated by Purchaser, which date shall be no later than January 31, 2006.
     2.3. Studio. Purchaser shall retain the right to use the 10280 West Pico Boulevard studio space rent free until the first to occur of the Closing or the termination of the Agreement.
     2.4 Termination. Section 11.1.4 is hereby amended in its entirety as follows: “by either Purchaser or Seller if the Closing has not occurred on or before January 31, 2006 (the “Termination Date”)”.
ARTICLE III
MISCELLANEOUS
     3.1 Agreement and TBA Ratified. Except as herein expressly amended, the Agreement and TBA are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their terms and Purchaser shall continue to pay Seller in advance the amount of Two Hundred Thousand Dollars ($200,000.00) per month.
     3.2 Meaning of “Agreement”. All references to the Agreement in the Agreement and the other documents and instruments delivered pursuant to or in connection therewith shall mean the Agreement as amended hereby and as it may in the future be amended, restated, supplemented or modified from time to time.
     3.3 Incorporation of Miscellaneous Provisions. This Amendment incorporates by this reference and shall be governed by the provisions of Sections 14.2 through and including 14.14 of the Agreement as if such provisions appeared in this Amendment.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to Asset Purchase Agreement as of the day and year first above written.

STYLES MEDIA GROUP, LLC

By:	/s/ Donald G. McCoy

Name:	Donald G. McCoy
Title:	President and CEO

SPANISH BROADCASTING SYSTEM SOUTHWEST, INC.

By:	/s/ Raul Alarcon, Jr.

Name:	Raúl Alarcón, Jr.
Title:	Chairman of the Board of Directors, Chief Executive Officer and President

SPANISH BROADCASTING SYSTEM, INC.

By:	/s/ Raul Alarcon, Jr.

Name:	Raúl Alarcón, Jr.
Title:	Chairman of the Board of Directors, Chief Executive Officer and President

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